EXHIBIT 99.1

Presidio, Inc. Reports Third Quarter Fiscal 2018 Results

Delivers Solid Total Revenue and Earnings Growth
Enhanced Financial Flexibility Through Continued Deleveraging
Provides Update to Fiscal Year 2018 Guidance

NEW YORK, May 10, 2018 (GLOBE NEWSWIRE) -- Presidio, Inc. (NASDAQ:PSDO) (“Presidio” or the “Company”), a leading North American IT solutions provider delivering Cloud, Security and Digital Infrastructure solutions to middle-market customers, today announced its financial results for its fiscal third quarter ended March 31, 2018.

	Three months ended			Nine months ended
(in $ millions, except per share data)	March 31, 2017	March 31, 2018	% Chg	March 31, 2017	March 31, 2018	% Chg
Total Revenue	$628.8	$665.1	5.8%	$2,088.3	$2,091.7	0.2%
Total Gross Margin	$142.1	$139.4	(1.9)%	$433.6	$433.2	(0.1)%
Gross Margin %	22.6%	21.0%		20.8%	20.7%
Net Income (loss)	$(15.0)	$0.6	n.m.	$(6.0)	$119.5	n.m.
Diluted EPS	$(0.20)	$0.01	n.m.	$(0.08)	$1.24	n.m.
Adjusted EBITDA[1]	$52.7	$49.0	(7.0)%	$165.7	$165.8	0.1%
Adj. EBITDA margin %[1]	8.4%	7.4%		7.9%	7.9%
Adjusted Net Income[1]	$22.8	$26.8	17.5%	$69.8	$89.9	28.8%
Pro Forma Adjusted Net Income[2]	$26.8	$26.9	0.4%	$84.4	$93.2	10.4%
Pro Forma Diluted EPS[2]	$0.28	$0.28	—%	$0.89	$0.97	9.0%

“During the third quarter, we delivered solid revenue growth of 5.8%, driven by Digital Infrastructure solutions growth of 13.9% and services revenue growth of 9.3%. Security solutions decreased 5.9% during the third quarter, reflecting that a number of very large orders in the third quarter of fiscal year 2017 did not reoccur. However, Security solutions have increased 23.3% year-to-date, and we continue to see robust demand in this solution area. Cloud revenues declined during the third quarter, driven by the overall market softness experienced by our primary OEM in the space. We have seen double and triple digit growth in many of our other Cloud partners in both the private and public cloud space and remain bullish on this solutions area,” said Bob Cagnazzi, Chief Executive Officer of Presidio.

Cagnazzi continued, “Our third quarter results reflect a strong recovery from last quarter’s weakness in revenue, however, based on our performance year-to-date, we have revised our revenue guidance for the full year to low single digit growth. Our backlog continues to grow, increasing 19% year-over-year at the end of the third quarter from an increase of 13% at the end of the second quarter. This positive momentum has been driven by the highly beneficial long term trends of continued growth in multi-year contracted recurring revenue, which has increased 17% year-over-year, and larger, more complex projects which have elongated project delivery cycles. We remain optimistic about the fundamentals of our business and our ability to deliver mid-single digit growth over the medium term. In addition, the business continues to deliver consistent and strong free cash flow, which allows us to enhance our financial flexibility by improving our balance sheet to drive profitability.”

“In early April, we acquired Red Sky Solutions, LLC, a fast growing solutions-driven company with a strong team that gives us an enhanced presence in the mountain states. This is consistent with our stated growth strategy of pursing complementary acquisitions. We are very excited to welcome the Red Sky team to Presidio,” Cagnazzi concluded.

1 This financial measure is not based on U.S. GAAP. Please refer to the section of this press release entitled "About Non-GAAP and Pro Forma Financial Measures" for additional information and to the attached reconciliation to the most directly comparable U.S. GAAP measure.

2 This non-GAAP financial measure adjusts certain historical data on a pro forma basis following certain transactions.  Please refer to the section of this press release entitled "About Non-GAAP and Pro Forma Financial Measures" for additional information and to the section entitled "Non-GAAP Reconciliations" for reconciliation to the most directly comparable U.S. GAAP measure.

Financial Highlights for the Fiscal Third Quarter Ended March 31, 2018

  Total Revenue increased $36.3 million, or 5.8%, to $665.1 million, compared to $628.8 million in the prior year period. Revenue growth in the quarter was driven by delivery of orders that were in backlog at the end of the second quarter of 2018 into revenue, strong growth in Digital Infrastructure solutions, and a higher proportion of services as part of our solutions. Revenue growth was negatively impacted by continued weakness in sales to the federal government as compared to the prior year period, and the accelerating growth in our backlog orders believed to be firm which was 19% higher as of March 31, 2018, compared to the prior year period. The backlog growth included increasing demand for our public cloud solutions, managed services offerings and other recurring revenue projects, which highlights the transition of a growing component of our revenue that will be recognized over time.

    Digital Infrastructure revenue increased 13.9% to $479.0 million, compared to $420.6 million in the prior year period. The increase was led by substantial investments by our mid-market and government clients to support their multi-cloud projects.

    Cloud revenue decreased 14.1% to $102.2 million, compared to $119.0 million in the prior year period, driven by the overall market softness experienced by our primary OEM in the space. In addition, we lapped a very strong third quarter fiscal 2017 where we achieved 52% growth driven by a number of large data center modernization projects that did not reoccur.

    Security revenue decreased 5.9% to $83.9 million, compared to $89.2 million in the prior year period. During the third quarter, we experienced strong demand for Security solutions in the form of client orders, but delays in delivering these solutions resulted in lower revenue recognition which drove the decline in Security revenue as compared to the prior year period.
  Total Gross Margin decreased $2.7 million, or 1.9%, to $139.4 million, compared to $142.1 million in the prior year period, driven by the contraction of Total Gross Margin as a percent of Total Revenue to 21.0% in the third quarter from 22.6% in the prior year period, partially offset by Total Revenue growth of 5.8%. Margin contraction was driven by the combination of lower margins on the delivery of product as part of our solutions, a decline in vendor incentive rebates, higher incentive compensation for our engineering resources, and continued investments to enhance the capabilities of our managed services offerings and cloud-related service offerings.
  On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Reform”) was passed, resulting in a significant impact to the Company’s provision for income taxes in the period. As we have a fiscal year ending on June 30, the impact will be realized over the next two fiscal years. The most significant changes to the Company’s accounting for income tax associated with Tax Reform included:

    the reduction of our statutory federal tax rate for the year ending June 30, 2018 from 35.0% to 28.1%
    the reduction of our statutory federal tax rate for the year ending June 30, 2019 to 21.0%; and
    the revaluation of our deferred income tax liabilities as of December 22, 2017 based on the aforementioned tax rates.
  Net Income was $0.6 million, or $0.01 per diluted share, compared to a net loss of $15.0 million, or $(0.20) per diluted share, in the prior year period. The increase was comprised of the following:

    the favorable impact of lower interest expense in the third quarter, attributable to (1) the redemption and retirement of senior and subordinated notes in connection with our March 2017 initial public offering, (2) the impact of the 2018 Refinancing (described below), and (3) the impact of voluntary prepayments of our term loan facility, lower transaction costs as compared to the prior year period, and the favorable impact of Tax Reform as described above.
  Adjusted EBITDA decreased $3.7 million, or 7.0%, to $49.0 million compared to $52.7 million for the prior year period, driven by gross margin percent contraction and an increase in selling, general and administrative expenses excluding share-based compensation expense. Adjusted EBITDA in the prior year period benefited from lower incentive compensation to employees that did not reoccur in the current year period. Adjusted EBITDA margin was 7.4% as compared to 8.4% in the prior year period.
  Pro Forma Adjusted Net Income increased $0.1 million, or 0.4%, to $26.9 million, or $0.28 per diluted share, compared to $26.8 million, or $0.28 per diluted share, in the prior year period, driven by the favorable impact of Tax Reform and lower pro-forma interest expense.

Financial Highlights for the Nine Months Ended March 31, 2018

  Total Revenue increased $3.4 million, or 0.2%, to $2,091.7 million, compared to $2,088.3 million in the prior year period. Total Revenue growth was negatively impacted by a decline in sales to the federal government, the impact of a higher proportion of our revenue being recognized over time, a 19% increase in backlog orders believed to be firm as of March 31, 2018 compared to the prior year period, partially offset by the 23.3% growth of Security solutions and a higher proportion of services as part of our solutions. Our growth in backlog includes increasing demand for recurring revenue solutions such as public cloud and managed services offerings.

    Digital Infrastructure revenue decreased 1.9% to $1,466.9 million, compared to $1,495.5 million in the prior year period. Government clients, including federal as well as state and local governments, experienced the most pronounced decline in core infrastructure solutions.

    Cloud revenue decreased 5.6% to $346.6 million, compared to $367.1 million in the prior year period, driven by a combination of overall market softness experienced by our primary OEM in the space, a very strong third quarter fiscal 2017 where we achieved 52% growth driven by a number of large data center modernization projects that did not reoccur, and the migration of clients to public cloud instances as part of a multi-cloud solution, where revenue is recognized over time.

    Security revenue increased 23.3% to $278.2 million, compared to $225.7 million in the prior year period as the continued disclosure of high-profile data security breaches by companies without sufficient security protection have driven strong demand for our security solutions. We have experienced broad-based growth across our portfolio of security services and technology partners driven by higher demand across all of our market segments particularly in the mid-market and large sector.
  Total Gross Margin decreased $0.4 million, or 0.1%, to $433.2 million, compared to $433.6 million in the prior year period. Total Gross Margin as a percent of Total Revenue contracted to 20.7% from 20.8% in the prior year period. The decline in total margins was driven by lower services margins as a percent of service revenue, mostly offset by higher product margins.
  Income tax benefit was $83.5 million, compared to an income tax benefit of $9.6 million in the prior year period. The increase was driven by the $92.4 million tax benefit associated with the revaluation of our net deferred income tax liabilities using our new federal tax rate of 28.1% for the year ending June 30, 2018 as a result of Tax Reform.
  Net Income was $119.5 million, or $1.24 per diluted share, compared to a net loss of $6.0 million, or $(0.08) per diluted share, in the prior year period. We benefited from the following:

    the impact of Tax Reform as described above,
    a decline in transaction costs, as compared to the prior year, and lower interest expense, attributable to (1) the redemption and retirement of senior and subordinated notes in connection with our March 2017 initial public offering, (2) the impact of the 2018 Refinancing, and (3) the impact of voluntary prepayments of our term loan facility.
  Adjusted EBITDA increased $0.1 million, or 0.1%, to $165.8 million, from $165.7 million in the prior year period. Adjusted EBITDA margin was 7.9%, or flat as compared to the prior year period.
  Pro Forma Adjusted Net Income increased $8.8 million, or 10.4%, to $93.2 million, or $0.97 per diluted share, compared to $84.4 million, or $0.89 per diluted share, in the prior year period. The increase was attributable to the positive impact of Tax Reform and lower interest expense in the nine months ended March 31, 2018.

Capital Resources and Free Cash Flow

  On January 5, 2018, the Company completed certain refinancing transactions (the “2018 Refinancing”) consisting of:
    refinancing all $576.6 million in aggregate principal amount of term loans outstanding under our existing credit agreement (the “Existing Term Loans”) and borrowing $140.0 million in aggregate principal amount of incremental term loans, in each case with new term loans (the “New Term Loans”) under our existing credit agreement, which New Term Loans have an interest rate margin that is 0.50% lower than the interest margin applicable to the Existing Term Loans and a maturity date in 2024 (two years later than the maturity date of the Existing Term Loans); and
    applying the proceeds from the New Term Loans to (i) refinance all of the Existing Term Loans, (ii) redeem all of the $125.0 million outstanding aggregate principal amount of Presidio Holdings, Inc.'s 10.25% senior notes due 2023 (the “senior notes”), and (iii) pay the redemption premium on the senior notes, accrued and unpaid interest, and other fees and expenses payable in connection with the foregoing.
  Subsequent to the 2018 Refinancing, the Company voluntarily prepaid $25.0 million in aggregate principal amount of the New Term Loans. This is consistent with our plan to reduce debt to target levels. As we approach our target debt levels we will look at all available options to efficiently deploy our cash, including further debt pay downs, additional tuck-in acquisitions, and other capital allocation priorities such as share repurchases or dividends.
  As of March 31, 2018, the Company had cash and cash equivalents of $24.9 million, total long-term debt of $691.6 million comprised entirely of our term loan facility, and total net debt (defined as the total principal of debt outstanding, excluding discounts and issuance costs less cash and cash equivalents) of $666.7 million, representing 2.9x net total leverage (defined as total net debt divided by trailing twelve month Adjusted EBITDA).
  For the three months ended March 31, 2018, the Company generated Free Cash Flow of $25.9 million, an increase of 47.2% or $8.3 million, compared to $17.6 million in the prior year period. The increase in Free Cash Flow was driven primarily by lower cash interest expense, partly offset by an increase in working capital primarily related to higher prepaid expenses, which includes higher prepaid income taxes and higher deferred product costs related to recurring revenue projects.
  For the nine months ended March 31, 2018, the Company generated Free Cash Flow of $74.5 million, an increase of 18.1% or $11.4 million, compared to $63.1 million in the prior year period. The increase in Free Cash Flow was driven by higher operating cash flow and higher Net Income in the period, mostly offset by the unfavorable impact of the timing of cash flows associated with the leasing business and higher prepaid income taxes in the current period as compared to the prior year period.

Business Outlook

We have revised our outlook for the fiscal year ending June 30, 2018 as follows:

  Total Revenue growth is expected to be in the low single-digit range;
  Adjusted EBITDA margin is expected to be in the high 7% range;
  Pro Forma Diluted EPS is expected to grow in the mid to high single-digit range;
  Net total leverage is expected to be 3.0x at the end of our fiscal year 2018, including the impact of the Red Sky acquisition.

About Non-GAAP and Pro Forma Financial Measures

Our management regularly monitors certain financial measures to track the progress of our business against internal goals and targets. In addition to financial information presented in accordance with GAAP, management uses Adjusted EBITDA, Adjusted Net Income, Pro Forma Adjusted Net Income, Pro Forma Diluted EPS and Free Cash Flow (collectively, “non-GAAP measures,” as further described below) in its evaluation of past performance and prospects for the future. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or revenue, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. These non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our operating results as reported under GAAP and they include adjustments for items that may occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other peer companies over time.

We also adjust certain historical data on a pro forma basis following certain significant transactions. Specifically, we have provided a calculation of Pro Forma Adjusted Net Income to adjust our reported results for the three and nine months ended March 31, 2017 for:

  lower after-tax interest expense associated with the redemption and repurchase of notes as part of our IPO as if the IPO occurred on July 1, 2016;
  lower after-tax interest expense associated with the term loan repricing that occurred in January 2017 as if the repricing occurred on July 1, 2016; and
  lower after-tax interest expense associated with the redemption of the senior notes in connection with the 2018 Refinancing as if the redemption occurred on July 1, 2016.

The calculation of Pro Forma Adjusted Net Income for the three and nine months ended March 31, 2018 includes adjustments for:

  lower after-tax interest expense associated with the redemption of the senior notes in connection with the 2018 Refinancing as if the redemption occurred on July 1, 2016; and
  lower after-tax interest expense associated with the term loan repricing as part of the 2018 Refinancing as if it occurred on July 1, 2017.

Pro Forma Adjusted Net Income is for illustrative and informational purposes and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions occurred on the dates indicated. Pro Forma Adjusted Net Income should not be considered representative of our future financial condition or results of operations.

Conference Call Information

We have scheduled a conference call for Thursday, May 10, 2018, at 5:00 p.m. Eastern Time to discuss our financial results for the fiscal third quarter ended March 31, 2018.  Financial results will be released after the close of the U.S. financial markets on May 10, 2018.

Those wishing to participate via webcast should access the call through Presidio's Investor Relations website at http://investors.presidio.com. Those wishing to participate via telephone may dial in at 1-877-407-4018 (USA) or 1-201-689-8471 (International). The conference call replay will be available via webcast through Presidio's Investor Relations website. The telephone replay will be available from 8:00 p.m. Eastern Time on May 10, 2018, through May 17, 2018, by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The replay passcode will be 13679142.

About Presidio

Presidio is a leading North American IT solutions provider focused on Digital Infrastructure, Cloud and Security solutions. We deliver this technology expertise through a full life cycle model of professional, managed, and support services including strategy, consulting, implementation and design. By taking the time to deeply understand how our clients define success, we help them harness technology advances, simplify IT complexity and optimize their environments today while enabling future applications, user experiences, and revenue models. As of June 30, 2017, we serve approximately 7,500 middle-market, large, and government organizations across a diverse range of industries. More than 2,700 Presidio professionals, including more than 1,500 technical engineers, are based in 60+ offices across the United States in a unique, local delivery model combined with the national scale of a $2.8 billion dollar industry leader. We are passionate about driving results for our clients and delivering the highest quality of service in the industry. Presidio is controlled by funds affiliated with Apollo Global Management, LLC (NYSE:APO). For more information visit: www.presidio.com.

Source: Presidio, Inc.

Contact Information

Investor Relations Contact:
Ed Yuen
866-232-3762
investors@presidio.com

Media Contact:
Dori White
Vice President of Corporate Marketing
212-324-4301
doriwhite@presidio.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include statements relating to: future financial performance, business prospects and strategy, anticipated trends, prospects in the industries in which our businesses operate and other similar matters. These forward looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward looking statements for a variety of reasons, including, among others: risks and uncertainties related to the capital markets, changes in senior management at Presidio, changes in our relationship with our vendor partners, adverse changes in economic conditions, risks resulting from a decreased demand for Presidio’s information technology solutions, risks relating to rapid technological change in Presidio’s industry, risks relating to the inability to realize the full amount of our backlog and risks relating to acquisitions or regulatory changes. Certain of these and other risks and uncertainties are discussed in Presidio’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward looking statements, which only reflect the views of our management as of the date of this press release. We do not undertake to update these forward-looking statements.

Non-GAAP Reconciliations

The reconciliation of Adjusted EBITDA from Net Income (Loss) for each of the periods presented is as follows:

	Three months ended March 31,		Nine months ended March 31,
(in millions)	2017	2018	2017	2018
Adjusted EBITDA reconciliation:
Net Income (loss)	$(15.0)	$0.6	$(6.0)	$119.5
Total depreciation and amortization (1)	21.7	22.1	65.3	66.6
Interest and other (income) expense	45.3	23.3	87.8	49.8
Income tax benefit	(15.9)	(5.6)	(9.6)	(83.5)
EBITDA	36.1	40.4	137.5	152.4
Adjustments:
Share-based compensation expense	7.9	3.1	8.9	5.6
Purchase accounting adjustments (2)	0.2	0.1	0.9	0.3
Transaction costs (3)	8.5	4.2	14.5	6.3
Other costs (4)	—	1.2	3.9	1.2
Total adjustments	16.6	8.6	28.2	13.4
Adjusted EBITDA	$52.7	$49.0	$165.7	$165.8
Adjusted EBITDA % (5)	8.4%	7.4%	7.9%	7.9%

(1) Includes depreciation and amortization included within total operating expenses and cost of revenue.

(2) Includes noncash adjustments associated with purchase accounting (including inventory step up, deferred revenue step down and revaluation of deferred rent).

(3) Includes transaction-related expenses such as: stay and retention bonuses, transaction-related advisory and diligence fees, transaction-related legal, accounting and tax fees and other transaction-related items.

(4) Includes certain non-recurring costs incurred in the development of our new cloud service offerings and severance charges associated with the retirement of our former Chief Financial Officer.

(5) Adjusted EBITDA % represents the ratio of Adjusted EBITDA to Total Revenue.

The reconciliation of Adjusted Net Income and Pro Forma Adjusted Net Income from Net Income (Loss) for each of the periods presented is as follows:

	Three months ended March 31,		Nine months ended March 31,
(in millions)	2017	2018	2017	2018
Adjusted Net Income reconciliation:
Net Income (loss)	$(15.0)	$0.6	$(6.0)	$119.5
Adjustments:
Amortization of intangible assets	18.4	18.3	55.2	55.5
Amortization of debt issuance costs	1.7	1.0	5.1	3.6
Loss on extinguishment of debt	26.9	13.3	27.7	14.8
Share-based compensation expense	7.9	3.1	8.9	5.6
Purchase accounting adjustments	0.2	0.1	0.9	0.3
Transaction costs	8.5	4.2	14.5	6.3
Other costs	—	1.2	3.9	1.2
Revaluation of federal deferred taxes	—	(3.2)	—	(92.4)
Income tax impact of adjustments (1)	(25.8)	(11.8)	(40.4)	(24.5)
Total adjustments	37.8	26.2	75.8	(29.6)
Adjusted Net Income	22.8	26.8	69.8	89.9
Pro Forma Adjustments:
Interest on notes repaid in IPO	3.7	—	14.4	—
Interest on 2017 term loan repricing	1.2	—	4.7	—
Interest on notes redeemed, net savings	1.6	0.1	4.9	3.3
Interest on 2018 term loan repricing	—	0.1	—	1.7
Income tax impact of adjustments	(2.5)	(0.1)	(9.4)	(1.7)
Total Pro Forma adjustments	4.0	0.1	14.6	3.3
Pro Forma Adjusted Net Income	$26.8	$26.9	$84.4	$93.2

(1) Includes an estimated tax impact of the adjustments to Net Income at our average statutory rate to arrive at an appropriate effective tax rate on Adjusted Net Income, except for (i) the adjustment of certain transaction costs that are permanently nondeductible for tax purposes and (ii) the impact of tax-deductible goodwill and intangible assets resulting from certain historical acquisitions and further adjusted for discrete tax items such as: the tax benefit associated with excess stock compensation deductions, the remeasurement of deferred tax liabilities due to state rate changes or the excess tax benefit related to shared-based compensation activity.

The reconciliation of Pro Forma weighted-average shares - diluted and Pro Forma Diluted EPS from GAAP weighted-average shares for each of the periods presented is as follows:

	Three months ended March 31,		Nine months ended March 31,
	2017	2018	2017	2018
Share count:
Weighted-average shares – basic	75,374,606	92,015,710	73,064,789	91,629,703
Dilutive effect of stock options	—	4,901,072	—	4,938,180
Weighted-average shares – diluted	75,374,606	96,916,782	73,064,789	96,567,883
Pro Forma shares issued at IPO (1)	15,361,675	—	17,648,103	—
Dilutive impact of stock options (2)	4,602,512	—	3,981,394	—
Pro Forma weighted-average shares – diluted	95,338,793	96,916,782	94,694,286	96,567,883

Diluted EPS	$(0.20)	$0.01	$(0.08)	$1.24
Pro Forma Diluted EPS	$0.28	$0.28	$0.89	$0.97

(1) Includes an adjustment to reflect the shares issued in the March 2017 IPO as if the IPO occurred at the beginning of the period that are not already reflected in the basic weighted-average shares presented.
(2) Includes an adjustment to reflect the dilutive impact of outstanding stock options on Pro Forma Adjusted Net Income that were excluded from the calculation for GAAP purposes as anti-dilutive due to the GAAP net loss in the period.

We define free cash flow as our net cash provided by operating activities adjusted to include: (i) the impact of net borrowings (repayments) on the floor plan facility, (ii) the aggregate net cash impact of our leasing business and (iii) the purchases of property and equipment.

The following table presents the aggregate net cash impact of our leasing business for the three and nine months ended March 31, 2017 and 2018 (in millions):

	Three months ended March 31,		Nine months ended March 31,
(in millions)	2017	2018	2017	2018
Additions of equipment under sales-type and direct financing leases	$(12.4)	$(30.9)	$(76.3)	$(80.6)
Proceeds from collection of financing receivables	1.1	0.8	8.8	3.0
Additions to equipment under operating leases	(0.8)	(0.3)	(1.6)	(1.5)
Proceeds from disposition of equipment under operating leases	0.9	—	1.4	0.7
Proceeds from the discounting of financing receivables	20.4	34.5	86.5	81.5
Retirements of discounted financing receivables	(0.1)	(3.2)	(4.4)	(5.7)
Aggregate net cash impact of leasing business	$9.1	$0.9	$14.4	$(2.6)

The following table presents reconciliation of Free Cash Flow from net cash provided by operating activities for the three and nine months ended March 31, 2017 and 2018 (in millions):

	Three months ended March 31,		Nine months ended March 31,
(in millions)	2017	2018	2017	2018
Net cash provided by operating activities	$13.0	$18.1	$96.3	$142.7
Adjustments to reconcile to Free Cash Flow:
Net change in accounts payable - floor plan	(2.3)	10.2	(38.7)	(55.1)
Aggregate net cash impact of leasing business	9.1	0.9	14.4	(2.6)
Purchases of property and equipment	(2.2)	(3.3)	(8.9)	(10.5)
Total adjustments	4.6	7.8	(33.2)	(68.2)
Free Cash Flow	$17.6	$25.9	$63.1	$74.5

PRESIDIO, INC. Consolidated Balance Sheets (in millions, except share data)

	As of June 30, 2017	As of March 31, 2018
Assets
Current Assets
Cash and cash equivalents	$27.5	$24.9
Accounts receivable, net	576.3	574.5
Unbilled accounts receivable, net	159.8	152.0
Financing receivables, current portion	84.2	85.4
Inventory	27.7	26.8
Prepaid expenses and other current assets	63.4	89.0
Total current assets	938.9	952.6
Property and equipment, net	32.1	33.9
Financing receivables, less current portion	113.6	116.7
Goodwill	781.5	784.1
Identifiable intangible assets, net	751.9	700.7
Other assets	32.7	31.4
Total assets	$2,650.7	$2,619.4
Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term debt	$—	$—
Accounts payable – trade	350.5	427.1
Accounts payable – floor plan	264.9	209.8
Accrued expenses and other current liabilities	216.3	174.1
Discounted financing receivables, current portion	79.9	81.5
Total current liabilities	911.6	892.5
Long-term debt, net of debt issuance costs and current maturities	730.7	675.4
Discounted financing receivables, less current portion	104.7	105.7
Deferred income tax liabilities	270.4	182.4
Other liabilities	30.4	29.5
Total liabilities	2,047.8	1,885.5
Commitments and contingencies
Stockholders’ Equity
Preferred stock:
$0.01 par value; 100 shares authorized and zero shares issued and outstanding at March 31, 2018 and June 30, 2017	—	—
Common stock:
$0.01 par value; 250,000,000 shares authorized, 92,238,809 shares issued and outstanding at March 31, 2018 and 90,969,919 shares issued and outstanding at June 30, 2017	0.9	0.9
Additional paid-in capital	625.3	636.8
Retained earnings (accumulated deficit)	(23.3)	96.2
Total stockholders’ equity	602.9	733.9
Total liabilities and stockholders’ equity	$2,650.7	$2,619.4

PRESIDIO, INC. Consolidated Statements of Operations (in millions, except share and per-share data)

	Three months ended March 31,		Nine months ended March 31,
	2017	2018	2017	2018
Revenue
Product	$519.1	$545.2	$1,757.8	$1,714.1
Service	109.7	119.9	330.5	377.6
Total Revenue	628.8	665.1	2,088.3	2,091.7
Cost of revenue
Product	403.8	429.7	1,394.9	1,359.3
Service	82.9	96.0	259.8	299.2
Total cost of revenue	486.7	525.7	1,654.7	1,658.5
Gross margin	142.1	139.4	433.6	433.2
Operating expenses
Selling expenses	70.8	70.2	204.9	201.0
General and administrative expenses	27.9	26.1	80.7	77.8
Transaction costs	8.5	4.2	14.5	6.3
Depreciation and amortization	20.5	20.6	61.3	62.3
Total operating expenses	127.7	121.1	361.4	347.4
Operating income	14.4	18.3	72.2	85.8
Interest and other (income) expense
Interest expense	18.3	10.1	59.9	35.3
Loss on extinguishment of debt	26.9	13.3	27.7	14.8
Other (income) expense, net	0.1	(0.1)	0.2	(0.3)
Total interest and other (income) expense	45.3	23.3	87.8	49.8
Income (loss) before income taxes	(30.9)	(5.0)	(15.6)	36.0
Income tax benefit	(15.9)	(5.6)	(9.6)	(83.5)
Net Income (loss)	$(15.0)	$0.6	$(6.0)	$119.5
Earnings (loss) per share:
Basic	$(0.20)	$0.01	$(0.08)	$1.30
Diluted	$(0.20)	$0.01	$(0.08)	$1.24
Weighted-average common shares outstanding:
Basic	75,374,606	92,015,710	73,064,789	91,629,703
Diluted	75,374,606	96,916,782	73,064,789	96,567,883

PRESIDIO, INC. Consolidated Statements of Cash Flows (in millions)

	Three months ended March 31,		Nine months ended March 31,
	2017	2018	2017	2018
Net cash provided by operating activities	$13.0	$18.1	$96.3	$142.7
Cash flows from investing activities:
Acquisition of businesses, net of cash and cash equivalents acquired	—	—	—	(9.5)
Proceeds from collection of escrow related to acquisition of business	—	—	0.6	0.2
Additions of equipment under sales-type and direct financing leases	(12.4)	(30.9)	(76.3)	(80.6)
Proceeds from collection of financing receivables	1.1	0.8	8.8	3.0
Additions to equipment under operating leases	(0.8)	(0.3)	(1.6)	(1.5)
Proceeds from disposition of equipment under operating leases	0.9	—	1.4	0.7
Purchases of property and equipment	(2.2)	(3.3)	(8.9)	(10.5)
Net cash used in investing activities	(13.4)	(33.7)	(76.0)	(98.2)
Cash flows from financing activities:
Proceeds from initial public offering, net of underwriter discounts and commissions	247.5	—	247.5	—
Payment of initial public offering costs	(0.7)	—	(0.7)	—
Proceeds from issuance of common stock under share-based compensation plans	0.5	1.4	0.6	5.9
Proceeds from the discounting of financing receivables	20.4	34.5	86.5	81.5
Retirements of discounted financing receivables	(0.1)	(3.2)	(4.4)	(5.7)
Net repayments on the receivables securitization facility	—	—	(5.0)	—
Deferred financing costs	—	(0.6)	—	(1.2)
Redemptions and repurchases of senior and subordinated notes	(230.8)	(135.7)	(230.8)	(135.7)
Borrowings on term loans, net of original issue discount	—	138.2	—	138.2
Repayments of term loans	(51.8)	(25.0)	(80.5)	(75.0)
Net change in accounts payable — floor plan	(2.3)	10.2	(38.7)	(55.1)
Net cash provided by (used in) financing activities	(17.3)	19.8	(25.5)	(47.1)
Net increase (decrease) in cash and cash equivalents	(17.7)	4.2	(5.2)	(2.6)
Cash and cash equivalents:
Beginning of the period	45.5	20.7	33.0	27.5
End of the period	$27.8	$24.9	$27.8	$24.9
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$31.3	$13.4	$68.7	$36.0
Income taxes, net of refunds	$0.9	$7.0	$2.6	$29.9
Reduction of discounted lease assets and liabilities	$21.7	$26.6	$65.3	$80.2